EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Aspen Group, Inc., as amended by Post-Effective Amendment No. 1, of our report dated July 13, 2018, on the consolidated financial statements of Aspen Group, Inc. as of April 30, 2018 and 2017 and for each of the two years in the period ended April 30, 2018, included in Form 10-K filed on July 13, 2018, and to the reference to our firm under the heading “Experts” in the reoffer prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

November 21, 2018